Exhibit 23.2

GLJ	Petroleum Consultants

Principal Officers:

Harry Jung, P. Eng.

    President, C.E.O.

Dana B. Laustsen, P. Eng.

    Executive V.P., C.O.O.

Keith M. Braaten, P. Eng.

    Executive V.P.

Officers / Vice Presidents:

Terry L. Aarsby, P. Eng.

Jodi L. Anhorn, P. Eng.

Leonard L. Herchen, P. Eng.

Myron J. Hladyshevsky, P. Eng.

Bryan M. Joa, P. Eng.

Mark Jobin, P. Geol.

John E. Keith, P. Eng.

John H. Stilling, P. Eng.

Douglas R. Sutton, P. Eng.

James H. Willmon, P. Eng.

LETTER OF CONSENT

Penn West Petroleum Ltd.

200, 207 – 9th Avenue SW

Calgary, AB T2P 1K3

We refer to: (i) our report dated February 11, 2010 and effective as of December 31, 2009, evaluating the crude oil, natural gas and natural gas liquids reserves and the net present value of future net revenue attributable to certain of the oil and natural gas properties of Penn West Energy Trust effective as at December 31, 2009, and (ii) our report dated February 22, 2010 and effective as of December 31, 2009 consolidating the independent evaluations of Penn West Energy Trust’s properties prepared in separate reports by GLJ Petroleum Consultants Ltd. and Sproule Associates Limited (collectively, the “Reports”).

We hereby consent to the use of our firm name and to the inclusion of excerpts from, or incorporations by reference to, our Reports in the Registration Statement on Form F-3 of Penn West Petroleum Ltd. to be filed on or about January 12, 2011 under the Securities Act of 1933, as amended.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

Bryan M. Joa, P. Eng.
Vice-President

Dated: January 12, 2011

Calgary, Alberta

Canada

4100, 400 – 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262-1855 • GLJPC.com